Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form F-1 of Cencosud S.A. of our report dated March 14, 2012 relating to the consolidated financial statements of Cencosud S.A., which appears in such Registration Statement. We also consent to the references to us under the headings “Summary Financial and Other Information”, “Presentation of Financial and Other Information, “Selected Consolidated Financial Data and Other Information” and “Experts”, in such Registration Statement.

/s/ PricewaterhouseCoopers

Santiago, Chile

May 23, 2012

PricewaterhouseCoopers, Av. Andrés Bello 2711, Pisos 2, 3, 4 y 5, Las Condes – Santiago, Chile

RUT: 81.513.400-1 – Teléfono: (56)(2) 940 0000 — pwc.cl